THE SECURITIES EVIDENCED HEREBY WERE ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT"), OR SECURITIES LAWS OF ANY STATE, INCLUDING THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED (THE "GEORGIA ACT"), IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SAID ACTS, INCLUDING SECTION 5-9(13) OF THE GEORGIA ACT. SAID SECURITIES CANNOT BE SOLD OR TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION; AND (2) IN A TRANSACTION WHICH IS EXEMPT UNDER THE GEORGIA ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE GEORGIA ACT OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE GEORGIA ACT; AND (3) IN A TRANSACTION WHICH IS EXEMPT FROM THE APPLICABLE SECURITIES LAWS OF ANY STATE OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE SAID SECURITIES LAWS.


                         MARQUEST MEDICAL PRODUCTS, INC.
                            CONVERTIBLE SECURED NOTE
                                DUE APRIL 1, 2001

     Date:  March 28, 1996                                  $700,000.00

     1.   PROMISE TO PAY.     Marquest Medical Products, Inc., a corporation
incorporated under the laws of the State of Colorado (together with its subsidiaries, if any, hereinafter collectively referred to as the "Company"), for value received, hereby promises to pay, except as otherwise provided for herein, to Scherer Capital, LLC (hereinafter called the "Holder"): (a) the principal amount of Seven Hundred Thousand and No/100 Dollars ($700,000.00) on April 1, 2001 (the "Maturity Date"); and (b) simple interest on the principal amount hereof outstanding and unconverted from time to time commencing on the date hereof, accruing at the "Prime Rate" (as such term is defined below) plus one and one-half percent (1 1/2%), as determined on the date hereof and on the first day of each calendar quarter thereafter, provided that if the first day of a calendar quarter falls on a day other than a business day, such determination shall be based on the Prime Rate in effect on the immediately preceding business day. Interest shall be payable quarterly on the 1st day of each April, July, October and January throughout the term hereof, commencing on the date hereof. For purposes of this Note, the "Prime Rate" on any particular day is the interest rate per annum published on such day in THE WALL STREET JOURNAL (Eastern Edition) as the current prime corporate lending rate, or in the event such Prime Rate is discontinued as a standard, a comparable reference rate designated by Holder as a substitute therefor. The principal hereof and interest thereon shall be payable at the principal office of the Holder (or at such other place as the Holder may reasonably designate) in such coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public or private debts in funds collectible on the date which is prescribed herein for payment.

     In the event that payment is not made on the date prescribed for payment herein, simple interest shall accrue on the aggregate amount due and payable (including principal, interest or both, as the case may be) but remaining unpaid, at the rate of eighteen percent (18%) per annum, (but in no event higher than the maximum rate of interest permissible under applicable provisions of law) from the date such amount becomes due and payable until the date of payment. In the event that the Holder is required to engage the services of an attorney or to institute litigation to effect collection of the sums due pursuant to this Note, the Company shall pay all reasonable costs of such collection, including, without limitation reasonable attorneys' fees and court costs not to exceed 15% of the outstanding principal and amount of, and the accrued and unpaid interest on, the Note after default.

     The indebtedness evidenced hereby is secured by that certain Loan and Security Agreement dated March 28, 1996, by and between Company and Holder (the "Loan Agreement").

     2.   AUTHORIZED ISSUE.   This Note is one of the Convertible Secured Notes
limited in the aggregate amount to One Million Five Hundred Thousand Dollars ($1,500,000) and referenced to in the Loan Agreement. In addition to its rights and remedies as set forth herein, the Holder shall have all of the rights and remedies of the Lender under the Loan Agreement.

     3. EVENTS OF DEFAULT. Upon the occurrence of an "Event of Default" as such term is defined in the Loan Agreement, then, and in any such event and without limiting its remedies as provided in the Loan Agreement, the Holder may, upon delivery of a notice of any such Event of Default given to the Company, declare the remaining unpaid and unconverted sums due under this Note to be forthwith due and payable, whereupon the aggregate then unpaid and unconverted principal amount of this Note, together with all accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

     4.   CONVERSION.    At any time on or before the Maturity Date, the
outstanding principal amount of, and the accrued and unpaid interest on, this Note shall be convertible into common stock, $0.01 par value, of Company (the "Common Stock") at the option of the Holder in accordance with the following provisions of this Section 4.

          4.1 OPTIONAL CONVERSIONS. Subject to and upon compliance with the other provisions of this Note and the provisions of this Section 4, the Holder shall have the right at the Holder's option to convert all or any portion of the outstanding principal of, and the accrued interest on, this
     Note into fully paid and nonassessable shares of Common Stock, at the Conversion Price (hereafter defined) in effect on the Conversion Date (hereafter defined), upon the terms hereinafter set forth.

          4.2  CONVERSION PRICE.   The outstanding principal amount of, and
     accrued interest on, this Note shall be convertible into the number of shares of Common Stock as is determined by multiplying the amount to be converted times a fraction, the numerator of which is $1.00 and the denominator of which is the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall be issuable upon conversion of this Note shall be Seventy Cents ($0.70) (subject to adjustment as provided below, hereafter the "Conversion Price"). The Conversion Price shall be subject to adjustment as set forth in Section 4.5 below.

          4.3 MECHANICS OF CONVERSION. The Holder may exercise the conversion right specified in Section 4.1 above by written notice stating that the Holder elects to convert all or a specified portion of the outstanding principal amount of and interest on this Note. Conversion shall be deemed to have been effected on the date when both notice of an election to convert and the original of this Note are delivered; any such date is referred to herein as the "Conversion Date". As promptly as practicable thereafter Company shall issue and deliver to the Holder a certificate or certificates for the number of full shares of Common Stock to which the Holder is entitled rounded up to the next whole share as provided in
     Section 4.4 below in consideration of the delivery of the Note to the Company at such time. If this Note is to be converted in part only, Company shall issue and deliver to the Holder contemporaneously therewith the original of this Note with an appropriate notation of the reduction in the principal amount so converted or a replacement note identical in all respects to this Note except as adjusted to reflect the outstanding principal amount thereof after giving effect to such conversion. The person in whose name the certificate or certificates of Common Stock is to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Conversion of all or any portion of the principal of this Note shall not affect Company's obligation to pay interest accrued through the date of conversion on the outstanding principal balance of this Note which is converted and on any remaining outstanding principal balance hereof.

          4.4 FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of this Note. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of this Note, the number of full shares of Common Stock issuable upon conversion hereof shall be increased to the next highest number of whole shares.

          4.5 CONVERSION PRICE ADJUSTMENTS. The Conversion Price and the number of shares of Common Stock issuable upon conversion (the "Conversion Shares") shall be subject to adjustment from time to time as follows:

               (a) STOCK DIVIDENDS. If the number of shares of Common Stock outstanding at any time after March 28, 1996 is increased by stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Conversion Price shall be appropriately reduced and the number of Conversion Shares proportionately increased so that the Holder thereafter shall be entitled to receive the number of shares of Common Stock of Company which the Holder would have owned immediately following such action had this Note been then outstanding and converted immediately prior thereto.

               (b) COMBINATION OF STOCK. If the number of shares of Common Stock outstanding at any time after March 28, 1996 is decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the Conversion Price shall be appropriately increased and the number of Conversion Shares proportionately decreased so that the Holder shall be entitled to receive the number of shares of Common Stock which the Holder would have owned immediately following such action had this Note been then outstanding and converted immediately prior thereto.

               (c) REORGANIZATION. In case of any capital reorganization of Company, or of any reclassification of the Common Stock, or in case of the consolidation of Company with or the merger of Company with or into any other corporation, partnership or other business entity in which Company is not the survivor, or any share exchange involving the Common Stock or of the sale, lease or other transfer of all or substantially all of the assets of Company to any other corporation, partnership or other business entity, or in the case of any distribution of cash (other than dividends not exceeding, in the aggregate, net income earned from December 31, 1995 to the date on which such dividend is declared) or other assets or of notes or other indebtedness of Company or any other securities of Company (except Common Stock) to the holders of Common Stock, this Note shall, after such capital reorganization, reclassification, consolidation, merger, share exchange, sale, lease or other transfer or such distribution, be convertible into the number of shares of stock or other securities or property to which a holder of the Common Stock issuable (at the time of such capital reorganization, reclassification, consolidation, merger, share exchange, sale, lease or other transfer or such distribution) upon conversion of this Note as the Holder would have been entitled to receive upon such capital reorganization reclassification, consolidation, merger, share exchange, sale, lease or other transfer or such distribution in place of (or in addition to, in the case of any such event after which Common Stock remains outstanding) the shares of Common Stock into which this Note would otherwise have been convertible; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any share of stock or other securities or property thereafter deliverable on the conversion of this Note. The subdivision or combination of shares of Common Stock issuable upon conversion of this Note into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock for the purposes of this subparagraph (c).

               (d)  ROUNDING OF CALCULATIONS.  All calculations under this
          Section 4.5 shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be.

               (e) TIMING OF ISSUANCE OF ADDITIONAL COMMON STOCK UPON CERTAIN ADJUSTMENTS. In any case in which the provisions of this Section 4.5 require that an adjustment shall become effective immediately after a record date for an event, Company may defer until the occurrence of such event issuing to the Holder hereof the additional shares of Common Stock or other property issuable or deliverable upon exercise by reason of the adjustment required by such event over and above the shares of Common Stock or other property issuable or deliverable upon such conversion before giving effect to such adjustment; PROVIDED, HOWEVER, that Company upon request shall deliver to the Holder a due bill or other appropriate instrument evidencing the Holder's right to receive such additional shares or other property, and such cash, upon the occurrence of the event requiring such adjustments.


          4.6 STATEMENT REGARDING ADJUSTMENTS. Whenever the Conversion Price shall be adjusted as provided in Section 4.5, Company shall forthwith file, at the principal office of Company, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to the Holder at its address appearing on Company's records. Each such statement shall be signed by Company's chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 4.7 below.

          4.7 NOTICE TO HOLDER. In the event Company proposes to take any action of the type described in clause (a), (b) or (c) of paragraph 4.5 above, Company shall give notice to Holder in the manner set forth in
     Section 4.6 above, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Note. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action.

          4.8 COSTS. Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock or other securities or property upon conversion of this Note; PROVIDED, HOWEVER, that Company shall not be required to pay any income taxes incurred by the holder of this Note or any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares or securities in any name other than that of Holder.

          4.9 RESERVATION OF SHARES. Company shall reserve at all times so long as this Note remains outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of this Note, sufficient shares of Common Stock to provide for the conversion of this Note and set aside and keep available any other property deliverable upon conversion of this Note.

          4.10 APPROVALS. If any shares of Common Stock or other securities to be reserved for the purpose of conversion of this Note requires registration with or approval of any governmental authority under any Federal or state law before such shares or other securities may be validly issued or delivered upon conversion, then Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

          4.11 VALID ISSUANCE. All shares of Common Stock or other securities which may be issued upon conversion of this Note will upon issuance by Company be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and Company shall take no action which will cause a contrary result.

     5.  PUT AND CALL.

     5.1 PUT. (a) Immediately upon the occurrence of any "Put Event" (as such term is defined below), Holder may at its option at any time upon giving written notice to the Company declare the entire then unpaid and unconverted principal of and accrued and unpaid interest on this Note (the "Remaining Indebtedness") at such time to be due and payable in accordance herewith. The Company shall have thirty (30) business days after receipt of the foregoing notice from Holder in which to tender the full amount of the Remaining Indebtedness to Holder in full and complete satisfaction hereof;

     (b) For purposes of this Note, a Put Event is defined as any of the following events:

                (i) The acquisition of 40% or more of the voting capital stock of the Company or of any entity holding, directly or indirectly, voting capital stock with the power to control the management of the Company, by any "person" or "group" as such terms are used for purposes of Section 13(d) and 14(d) of the Securities Act of 1934 (the "Exchange Act"), or by any person or group that is or becomes a "beneficial owner" as such term is defined in Rule 13d-3 or 13d-5 under the Exchange Act;

               (ii) the merger or consolidation of the Company into or with any other entity; or

              (iii)  the liquidation or dissolution of the Company.

Company agrees to notify Holder of any Put Event described in subparagraph (i) above immediately upon Company's knowledge thereof, and of any Put Event described in subparagraphs (ii) and (iii) above no less than sixty (60) days prior to the occurrence of any such event.

     5.2 CALL. On or after April 1, 1997, the Company may, in its discretion, give Holder written notice that ninety (90) days after the date Holder receives such notice the Company shall redeem this Note for the redemption price described below, expressed as a percentage of the unpaid principal amount of the Note (the "Redemption Price") plus all interest accrued and unpaid to the date of redemption, in full and complete satisfaction hereof.

           Year of Redemption        Redemption Price
           ------------------        ----------------

                  1997                     104%
                  1998                     104%
                  1999                     103%
                  2000                     102%
                  2001                     101%

During such ninety (90)-day period, Holder has the option to convert the entire Remaining Indebtedness into shares of Common Stock pursuant to the conversion formula and procedures set forth in Section 4 hereof. If Holder fails to exercise his conversion option as set forth herein during such ninety (90)-day period, the Company's election pursuant to this Section 5.2 shall be binding upon Holder.

     6. NOTICES. Any notice or communication given pursuant hereto by any party hereto shall be in writing and hand delivered or mailed by registered or certified mail, postage prepaid, as follows:

     If to Holder to:

          Scherer Capital, LLC
          2859 West Paces Ferry Road
          Suite 300
          Atlanta, Georgia 30339
          Attention:  President

     With a copy to:

          J. Dexter Edge, Jr.
          Troutman Sanders LLP
          600 Peachtree Street
          Suite 5200
          Atlanta, Georgia 30308

     If to the Company, to:

          Marquest Medical Products, Inc.
          11039 East Lansing Circle
          Englewood, Colorado 80112
          Attention:  President

     With a copy to:

          Thomas J. Moore, Esq.
          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
          633 Seventeenth Street
          Suite 2800
          Denver, Colorado 80202

or at such other address as hereafter shall be furnished in writing by the addressed party to the other parties.

     7. AMENDMENT. This Note, and the terms hereof, may not be amended except by an agreement in writing signed by Holder and the Company.

     8. GOVERNING LAW. This Note, and the legality, validity, performance and interpretation hereof shall be governed by the laws of the State of Georgia.

     9. ASSIGNABILITY. This Note shall be freely assignable by the Holder hereof, provided that Holder may not, in any way transfer, dispose of, convey or assign all or any portion or interest in this Note, the Common Stock, or any interest herein or therein unless in accordance with all applicable federal and state securities laws.

     10. CAPTIONS. The captions and headings in this Note are merely for reference purposes and shall have no meaning or effect upon the terms hereof.


     IN WITNESS WHEREOF, the Company has executed this Note on March 28, 1996.


                                             MARQUEST MEDICAL PRODUCTS, INC.


                                             By:  /s/ W. J. Thompson
                                                  ------------------------------
                                                  President



ATTEST:

/s/ Margaret Von der Schmidt
- --------------------------------
Secretary